                                IMAX CORPORATION
                                  EXHIBIT 10.9
                              EMPLOYMENT AGREEMENT

         This Employment Agreement dated and effective as of March 9, 2001 (the "Agreement"), is made between

IMAX CORPORATION
a corporation organized
under the laws of Canada

(hereinafter referred to the "Company"; the Company and its subsidiaries and affiliates collectively referred to as "Imax")

                                                               OF THE FIRST PART

And

GREG FOSTER
of the City of Los Angeles in the
State of California
(hereinafter referred to as the "Employee")

                                                              OF THE SECOND PART


         WHEREAS, the Company wishes to enter into this Agreement to engage the Employee to provide services to the Company, and the Employee wishes to be so engaged, pursuant to the terms and conditions hereinafter set forth;


         AND WHEREAS the Employee is engaged to provide services to the Company as President, Filmed Entertainment,

         NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.       EMPLOYMENT AND DUTIES

1.1 Employment. The Company hereby agrees to employ the Employee, and the Employee hereby agrees to serve, as President, Filmed Entertainment of the Company, upon the terms and conditions herein contained. The Employee agrees to serve the Company faithfully and to the best of his ability under the direction of the Co-CEO's of the Company. The Employee shall report to the Co-CEO's of the Company on all of his activities.



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                                      -2-


1.2 Exclusive Services. Except as may otherwise be approved in advance by the Co-CEO's, the Employee shall devote his full working time throughout the Employment Term (as defined in Section 1.3) to the services required of him hereunder. The Employee's primary responsibilities shall be the development, production and acquisition of films, film operations (e.g. administrative and business affairs) and such other duties commensurate with his position with the Company as are reasonably designated by the Co-CEO's of the Company. The Employee's main duties are expected to include, but shall not be limited to: (i) running and administering Filmed Entertainment in a manner consistent with the direction of the Co-CEO's (ii) helping to make available to IMAX certain Hollywood films for re-purposing into the IMAX format; and (iii) responsibility for film development and film production with such responsibilities discharged in a fashion (A) consistent with annual departmental and per film budgets, (B) in which all films receive a G or PG rating by the MPAA, (C) in which all films have running times of 60 minutes or less, and made specifically for IMAX and (D) in which all films are consistent with the IMAX Brand which stands for high quality family entertainment. The Employee shall render his services exclusively to the Company and its subsidiaries and affiliates during the Employment Term, and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of his position.

1.3 Term of Employment. The Employee's employment under this Agreement shall commence on March 19, 2001 (the "Commencement Date") and shall terminate on the earlier of (i) the second anniversary of the Commencement Date, or (ii) termination of the Employee's employment pursuant to this Agreement. The period commencing as of the Commencement Date and ending on the second anniversary of the Commencement Date or such later date to which the term of the Employee's employment under this Agreement shall have been extended is hereinafter referred to as the "Employment Term".

1.4 Place of Employment. During the Employment Term the Employee will, subject to work-related travel but no permanent or semi-permanent relocation without mutual agreement, principally work at the Company's offices in Los Angeles and, as requested or as required by circumstance, at the offices of the Company in Missisisauga, Canada and New York. The Employee shall spend the balance of his working time in such location or locations as are necessary and appropriate for the performance of the duties of the Employee, subject to the direction of the Co-CEO's of the Company.

1.5 Reimbursement of Expenses. The Company shall reimburse the Employee for reasonable travel and other business expenses incurred by him in the fulfilment of his duties hereunder in accordance with Company practices consistently applied.


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                                      -3-



1.6 Initial Part-Time Engagement. Commencing on February 26, 2001 and ending on the Commencement Date (the "Part-Time Period"), the Employee shall devote one-half (1/2) of his full working time to the services and responsibilities enumerated in Section 1.2 above. During the Part-Time Period, the Employee shall be paid at a rate equal to fifty percent (50%) of the Base Salary, on a pro-rata basis, paid no less frequently than monthly in accordance with the Company's payroll practices. The Employee shall be entitled to no other benefits during the Part-Time Period and none of the provisions of this Agreement shall be operative during the Part-Time Period except that the Employee expressly agrees that the restrictive covenants contained in Article 7 of this Agreement shall be in full force and effect during the Part-Time Period and thereafter pursuant to their terms. Upon the Commencement Date, all other benefits under this Agreement and all other provisions hereunder shall become fully operative.

2.       COMPENSATION


2.1 Base Salary. During his employment under this Agreement, the Employee shall be paid an annual base salary ("Base Salary") of no less than US$ 350,000 subject to annual review. Effective on the first anniversary of the Commencement Date, the Employee's Base Salary shall be increased to US$375,000. The Employee shall be paid no less frequently than monthly in accordance with the Company's payroll practices.

2.2 Bonus. In addition to the Base Salary, during the Employment Term the Employee shall be entitled to participate in the management bonus plan of the Company which applies to senior executives of the Company. The Employee will be eligible, subject to the terms of the plan, to receive a bonus (the "Management Bonus") of up to 100% of the Base Salary for the applicable year, which is normally paid in February of each year. Notwithstanding the foregoing, the Employee shall receive a minimum bonus (the "Minimum Bonus") as follows:
US$150,000 for the first year of the Employment Term and US$175,000 for the second year of the Employment Term. The Employee acknowledges that the said bonus plan (though not the Minimum Bonus) may be changed from time to time by the Company without notice to or any requirement to obtain the consent of the Employee and without the Employee having any claim against the Company with respect to any changes thereto, including any claims of Constructive Dismissal. Following any changes to the said plan, the Employee will be given notice of the changes in the same manner as are other Employees of the Company of the Employee's stature.

2.3 Signing Bonus. The Employee shall be paid a signing bonus of $25,000 (the "Signing Bonus") as soon as practicable after the execution of this Agreement. One-twelvth (1/12) of the Signing Bonus shall vest at the end of each succeeding month following execution of this Agreement. If the Employee resigns or is terminated for Cause prior to the first anniversary of the execution of this Agreement, he shall return the then-unvested portion of the Signing Bonus to the Company.

2.4.1 Stock Options. The Employee shall be granted non-qualified options (the "Options") to purchase 150,000 shares of common stock of Imax Corporation (the "Common Shares"), subject to approval by the Company's Board of Directors and based upon the following schedule: (i) 75,000 Options shall be granted as soon as practicable after the Commencement



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                                      -4-


Date at an exercise price per Common Share equal to the Fair Market Value on that date, as defined in Imax Corporation's Stock Option Plan (the "Option Plan"); and (ii) 75,000 Options shall be granted on the date which is the first anniversary of the Commencement Date at an exercise price per Common Share equal to the Fair Market Value on that date, as defined in the Option Plan. One hundred percent (100%) of the Options shall vest and become exercisable on the first anniversary date of the grant date. The Options granted hereunder shall be subject to the terms and conditions of the Option Plan and the stock option agreement (the "Option Agreement") to be entered into between the Company and the Employee as of the Commencement Date pursuant to, and in accordance with, the terms of the Option Plan. A copy of the Option Agreement is contained in Schedule B (attached hereto).

2.4.2 Notwithstanding anything provided herein (or in the Option Plan) to the contrary, all of the Employee's Options, together with any additional options granted to the Employee under the Option Plan, including those which are not yet exercisable, shall become immediately exercisable in the event of both of (a) a change of control of the Company (a "Change of Control") (i.e. any person, or group of persons acting in concert, other than Bradley J. Wechsler and Richard
L. Gelfond, acquiring greater than fifty percent (50%) of the outstanding common shares of Imax Corporation, whether by direct of indirect acquisition or as a result of a merger, reorganization or sale of substantially all of the assets of Imax Corporation) and (b) the occurrence of one or more of the following: (i) Bradley J. Wechsler and Richard L. Gelfond cease to be Co-Chief Executive Officers of the Company; (ii) the Employee's termination from the Company Without Cause; (iii) the diminution of the Employee's title and/or responsibilities; (iv) the Employee is asked to relocate more than twenty-five
(25) miles from his existing Los Angeles offices; or (v) any other material breach of this Agreement. The Options shall in all other respects be governed pursuant to, and in accordance with, the terms of the Option Plan.



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                                       -5-



3.       EMPLOYEE BENEFITS

3.1 General. The Employee shall, during the Employment Term, receive Employee benefits including vacation time, medical benefits, disability and life insurance, all at least consistent with those established by the Company for its other key Employees at a level commensurate with that of the Employee. Without limitation, however, the Employee shall be entitled to the following benefits:

         (i)    four (4) weeks' paid vacation in each year of the Employment
                Term;
         (ii)   car allowance of $850 per month; and
         (iii) standard medical benefits available to US employees of the Company.

4.       TERMINATION OF EMPLOYMENT

                Definitions. As used in this Article 4, the following terms have the following meanings:

(a) "Termination Payment" means each of the following amounts to the extent that such amounts are due to be paid to and including the date upon which the Employee's employment is terminated (i) Base Salary, (ii) unreimbursed business expenses as outlined in Section 1.5, (iii) any amounts to be paid pursuant to the terms of any benefit plans of the Company in which the Employee participates or pursuant to any policies of the Company applicable to the Employee; and (iv) any outstanding vacation pay calculated up to and including such date.

(b) "Without Cause" means termination of the Employee's employment by the Company other than for Cause (as defined in Section 4.3), death or disability (as set forth in Section 5).

4.1      Termination Without Cause

4.1.1 General. Subject to the provisions of Sections 4.1.2, 4.1.3 and 6, if, after the Commencement Date and prior to the expiration of the Employment Term, the Employee's employment is terminated by the Company Without Cause, the Company shall pay the Termination Payment then due to be paid within 30 days of the date of termination and shall continue to pay the Employee the Base Salary and Minimum Bonus for the remainder of the Employment Term (such period being referred to hereinafter as the "Severance Period"), and in no event for less than six (6) months, either at such intervals as the same would have been paid had the Employee remained in the active service of the Company, or, at the option of the Company, by immediate payment to the Employee of the remaining Base Salary and Minimum Bonus which would be payable during the Severance Period. Upon such termination (if after the Commencement Date and prior to the expiration of the Employment Term), the Employee shall also be entitled to continue to receive his employment benefits referred to in Section 3.1 at the Company's expense (to the extent paid for by the Company as at the date of termination) and subject to the consent of the applicable insurers.

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                                      -6-



The Employee agrees that the Company may deduct from any payment of Base Salary and Minimum Bonus to be made during the Severance Period the benefit plan contributions which are to be made by the Employee during the Severance Period in accordance with the terms of all benefit plans for the minimum period prescribed by law. The Employee shall have no further right to receive any other compensation or benefits after such termination of employment except as are necessary under the terms of the employee benefit plans or programs of the Company or as required by applicable law. Payment of Base Salary and Minimum Bonus and the continuation of the aforementioned Employee benefits during the Severance Period as outlined above shall be deemed to include all termination and severance pay to which the Employee is entitled pursuant to applicable statute law and common law. The date of termination of employment Without Cause shall be the date specified in a written notice of termination to the Employee and does not include the Severance Period.

4.1.2 Fair and Reasonable The parties confirm that notice and pay in lieu of notice provisions contained in Subsection 4.1.1 are fair and reasonable and the parties agree that upon any termination of this Agreement Without Cause, the Employee shall have no action, cause of action, claim or demand against the Company or Imax or any other person as a consequence of such termination other than to enforce Section 4.1.1.

4.1.3 Conditions Applicable to the Severance Period. If, during the Severance Period, the Employee breaches his obligations under Article 7 of this Agreement, the Company may, upon written notice to the Employee, terminate the Severance Period and cease to make any further payments or provide further benefits as described in Section 4.1.1.

4.2 Termination for Cause; Resignation. At any time prior to the expiration of the Employment Term the Employee's employment may be terminated by the Company immediately upon notice for Cause. If, prior to the expiration of the Employment Term, the Employee's employment is terminated by the Company for Cause, or the Employee resigns from his employment hereunder, the Employee shall only be paid, within 15 days of the date of such termination or resignation, the Termination Payment then due to be paid. The Employee shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the Employee benefit plans or programs of the Company. The date of termination for Cause shall be the date specified in a written notice of termination to the Employee, which notice shall set forth the basis for the termination. The date of resignation shall be thirty (30) days following the date or receipt of notice of resignation from the Employee to the Company.

4.3      Cause.   Termination for "Cause" shall mean termination of the
Employee's employment because of:

         (i) the cessation of the Employee's ability to work legally in the United States other than for reasons not within the Employee's reasonable control;

         (ii) any act or omission that constitutes a material breach by the Employee of any of his obligations under this Agreement; provided, however, that if such act or omission is related to the Employee's performance of his duties within the scope of his employment, then he shall have thirty (30) days after written


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                                      -7-


                  notice is provided to Employee of such material breach, to cure such breach;

         (iii) the continued failure or refusal of the Employee to perform the duties reasonably required of him as President, Filmed Entertainment which is not cured within thirty (30) days after written notice is provided to Employee of such failure or refusal;

         (iv) any material violation by the Employee of any United States federal, state or local law or regulation applicable to the business of the Company or Imax, which violation is injurious to the financial condition or business reputation of the Company or Imax, or the Employee's conviction of a felony or commission of an indictable offense for which he is not pardoned, or any perpetration by the Employee of a common law fraud;

         (v) any other action by the Employee which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or Imax, or which results in a violation by the Company or Imax of any United States federal, state or local law or regulation applicable to the business of the Company or Imax, which violation is injurious to the financial condition or business reputation of the Company or Imax.


5.       DEATH OR DISABILITY

                   In the event of termination of employment by reason of death or Permanent Disability (as hereinafter defined), the Employee (or his estate, as applicable) shall be paid the Termination Payment then due to be paid within 30 days of the date of such termination of employment. Both the employment of the Employee and the entitlement of the Employee to be paid amounts under
Section 4.1.1, in respect of the Severance Period, shall terminate immediately and without notice upon his death or upon his Permanent Disability (as hereinafter defined). Any benefits thereafter shall be determined in accordance with the benefit plans maintained by the Company, and the Company shall have no further obligation hereunder. For purposes of this Agreement, "Permanent Disability" means a physical or mental disability or infirmity of the Employee that prevents the normal performance of substantially all his duties under this Agreement as an Employee of the Company, which disability or infirmity shall exist for any continuous period of 180 days. The parties agree that such Permanent Disability cannot be accommodated short of undue hardship.

6.       MITIGATION

                   Subject to Section 7.2, the Employee shall be required to mitigate the amount of any payment provided for in Section 4.1.1 (other than the Termination Payment) by seeking other employment or remunerative activity reasonably comparable to his duties hereunder, and if and when the Employee does obtain other employment or remunerative activity (subject to Section 7.2), then any Base Pay and Minimum Bonus payable under Section 4.1.1. upon the date he begins such other employment or remunerative activity will be reduced by fifty percent (50%) for the remainder of the Severance Period. The Employee shall be required as a condition of any payment under Section 4.1.1 (other than the

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                                      -8-



Termination Payment) promptly to disclose to the Company any such mitigation compensation.


7.       NON-SOLICITATION, CONFIDENTIALITY, NON-COMPETITION

7.1 Non-solicitation. For so long as the Employee is employed by the Company or receiving payment hereunder and continuing for two years thereafter, notwithstanding whether the Employee's employment is terminated with or Without Cause or whether the Employee resigns, the Employee shall not, without the prior written consent of the Company and Imax, directly or indirectly, for the Employee's own benefit or the benefit of any other person, whether as a sole proprietor, member of a partnership, stockholder or investor (other than a stockholder or investor owning not more than a 5% interest), officer or director of a corporation, or as a trustee, employee, associate, consultant, principal or agent of any person, partnership, corporation or other business organization or entity other than the Company or Imax: (x) solicit or endeavour to entice away from Imax, any person or entity who is, or, during the then most recent 12-month period, was employed by, or had served as an agent or consultant of, the Company and/or Imax; or (y) solicit, endeavour to entice away or gain the custom of, canvass or interfere in the Company's and/or Imax's relationship with any person or entity who is, or was within the then most recent 12-month period, a supplier, customer or client (or reasonably anticipated to become a supplier, customer or client) of the Company and/or Imax and with whom the Employee had dealings during his employment with the Company. The Employee confirms that all restrictions in this Section are reasonable and valid and waives all defences to the strict enforcement thereof.


 7.2 Non-Competition For For so long as the Employee is employed by the Company or receiving payment hereunder and continuing for a period of two years after the date of the termination of the employment of the Employee with the Company, notwithstanding whether the Employee's employment is terminated with or without Cause or whether the Employee resigns, the Employee shall not, without the prior written consent of the Company and Imax, directly or indirectly anywhere within Canada, the United States, Europe or Asia, as a sole proprietor, member of a partnership, stockholder or investor (other than a stockholder or investor owning not more than a 5% interest), officer or director of a corporation, or as a trustee, employee, associate, consultant, principal or agent of any person, partnership, corporation or other business organization or entity other than Imax: (x) solicit, endeavour to entice away or gain the custom of, canvass or interfere in the Company's and/or Imax's relationship with any person or entity who is, or was within the then most recent 12-month period, a supplier, customer or client (or, at the time of termination of Employee's employment, reasonably anticipated to become a supplier, customer or client) of the Company and/or Imax and with whom the Employee had dealings during his employment with the Company; or (y) render any service to or in any way be affiliated with a Competitor of Imax. A "Competitor" of Imax shall be defined for these purposes as any person or entity which is either: (i) primarily engaged or reasonably anticipated to become primarily engaged in the Business, or (ii) engaged in, or reasonably anticipated to become engaged in the Business, though not primarily, - but then only if the Employee would be directly and materially involved in the Business. "Business" shall be defined for these purposes as designing or supplying large format theatres, designing or distributing projection or sound systems for large format theatres, designing or supplying motion simulation attractions, producing, developing, making, formatting, re-formatting or distributing films for large format theatres or motion simulation attractions or designing, supplying, marketing, manufacturing or otherwise offering for sale or purchase image capture, post capture image processing or projection display systems, including but not limited to, in connection with the "electronic cinema" projector or "digital cinema" projector business. The Employee confirms that all restrictions in this Section are reasonable and valid and waives all defences to the strict enforcement thereof.

7.3 Confidentiality. The Employee covenants and agrees with Imax that he will not at any time during employment hereunder or thereafter, except in performance of his obligations to the Company hereunder or with the prior written consent of the senior operation officer of the Company, directly or indirectly, disclose or use any secret or confidential information that he may learn or has learned by reason of his association with Imax. The term "confidential information" includes information not previously disclosed to the public or to the trade by Imax's management, or otherwise in the public domain, with respect to Imax's products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information, business plans, prospects or opportunities, but shall exclude any information which (i) is or becomes available to the public or is generally known in the industry or industries in which Imax operates other than as a result of disclosure by the Employee in violation of his agreements under this Section 7.3, or (ii) the Employee is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. The Employee confirms that all restrictions in this Section are reasonable and valid and waives all defences to the strict enforcement thereof.

7.4 Grant of Rights. The Employee hereby: (i) grants to the Company all copyrights, patent rights and other rights in all work furnished or created by the Employee pursuant to this Agreement; (ii) agrees to sign all documents which may be required to confirm the Company's absolute ownership of such work; and
(iii) waives the moral rights associated with such work. Without limiting the generality of the foregoing, all rights of whatsoever nature and kind (nor or hereafter known) in any and al film projects developed or contributed by the Employee pursuant to this Agreement shall be, from the inception of the creation thereof, the exclusive property of the Company and for the purposes of the United States Copyright Act shall be deemed to constitute "works made for hire."


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                                      -10-



7.5 Exclusive Property. The Employee confirms that all confidential information is and shall remain the exclusive property of Imax. All business records, papers and documents, other than the Employee's personal files and a copy of his Rolodex, regardless of the form of their records kept or made by Employee relating to the business of Imax shall be and remain the property of Imax, and shall be promptly returned by the Employee to Imax upon any termination of employment.

7.6 Injunctive Relief. Without intending to limit the remedies available to Imax, the Employee acknowledges that a material breach of any of the covenants contained in Article 7 will result in material and irreparable injury to Imax for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Imax shall be entitled to seek a temporary restraining order and/or a preliminary, interim or permanent injunction restraining the Employee from engaging in activities prohibited by Article 7 or such other relief as may be required specifically to enforce any of the covenants in
Article 7. If for any reason it is held that the restrictions under Article 7 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in Article 7 as will render such restrictions valid and enforceable.

7.7 Representation. The Employee represents and warrants that he is not subject to any non-competition covenant or any other agreement with any party which would in any manner restrict or limit his ability to render the services required of him hereunder.

8.       MISCELLANEOUS

8.1 Notices. All notices or communications hereunder shall be in writing, addressed as follows:


To the Company:            Imax Corporation
                           2525 Speakman Drive
                           Mississauga, Ontario
                           L5K 1B1

                           Telecopier No:  (905) 403-6468
                           Attention:      Legal Department



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                                      -11-



To the Employee:

                                    Mr. Greg Foster
                                    228 North Layton Drive
                                    Los Angeles, California  00049

With a copy to:
                                    Mr. Tom Hanson
                                    400 North Roxbury
                                    Los Angeles, California


All such notices shall be conclusively deemed to be received and shall be effective, (i) if sent by hand delivery, upon receipt or (ii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

8.2 Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. The parties agree that Sections 4, 5, 6 and 7 shall survive the termination of this Agreement.

8.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Employee and the assigns and successors of the Company and Imax, if any are permitted by law and provided that the Company and Imax and its assignee shall each remain liable to the Employee in the event of any assignment, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Employee. The Employee expressly agrees that each of Imax and the Company my assigne any of its rights, interest or obligations hereunder to any affiliate of either of them without the consent of the Employee; provided, however, that no such assignment shall relieve the assignor of any of its obligations hereunder.

8.4 Entire Agreement: Amendment. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Employee. This Agreement may only be amended at any time by mutual written agreement of the parties hereto.

8.5 Withholding. The payment of any amount pursuant to this Agreement shall be subject to any applicable withholding and payroll taxes, and such other deductions as may be required under applicable law or the Company's Employee benefit plans, if any.

8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein without regard to principles of conflicts of laws.

               IN WITNESS WHEREOF, the Company and the Employee have duly executed and delivered this Agreement as of the 9th day of March, 2001.



                            IMAX CORPORATION:

                            By:     "G. Mary Ruby"
                                    -------------------------------------------
                                    Name:  G. Mary Ruby
                                    Title: Senior Vice President, Legal Affairs
                                           & Corporate Secretary


                            By:     "Mary C. Sullivan"
                                    ------------------------------------------
                                    Name:  Mary C. Sullivan
                                    Title: Senior Vice President
                                            Human Resources & Administration




SIGNED, SEALED AND DELIVERED                EMPLOYEE:
in the presence of:



"Cecilia Ceja"                              "Greg Foster"
-----------------------------               --------------------------------
Witness                                     Greg Foster